Exhibit 10.94

Summary of Compensation for Executive Officers

The executive officers of Cheniere Energy, Inc. (“Cheniere”) are “at will” employees and, except as noted below, none of them has an employment or severance agreement, other than as provided under the Cheniere Energy, Inc. Amended and Restated 2003 Stock Incentive Plan.1 The unwritten arrangements under which Cheniere’s executive officers are compensated include:

•	a salary, reviewed annually by the Compensation Committee of the Board of Directors of Cheniere;

•	eligibility for a discretionary annual cash bonus, as determined by the Compensation Committee;

•	eligibility for awards under Cheniere’s Amended and Restated 2003 Stock Incentive Plan, as determined by the Compensation Committee;

•	health, life, disability and other insurance and/or benefits; and

•	vacation, paid sick leave and all other employee benefits.

On January 5, 2007, Cheniere’s Compensation Committee approved base salary increases for all of Cheniere’s executive officers, effective as of January 1, 2007. In addition, the Compensation Committee approved a bonus payment for each executive officer with respect to the year ended December 31, 2006 (the “2006 Bonus Amount”). Except as noted below, the 2006 Bonus Amount was paid in restricted shares of Cheniere’s common stock issued on January 12, 2007 (the “Date of Grant”). Vesting will occur for one-third of the restricted shares on each anniversary of the Date of Grant beginning on the first anniversary of the Date of Grant. The following table sets forth the 2007 annual base salary and the 2006 Bonus Amounts for each of Cheniere’s executive officers:

Executive Officer	2007 Annual Base Salary	2006 Bonus Amount (Restricted Shares)
Charif Souki Chairman and Chief Executive Officer	$577,500	82,583
Stanley C. Horton President and Chief Operating Officer	$446,250	51,051
Walter L. Williams Vice Chairman	$262,500	22,523
Don A. Turkleson Senior Vice President and Chief Financial Officer	$262,500	22,523

1 Jean Abiteboul, located in our French office, has an employment agreement with a subsidiary of Cheniere. The agreement is for an unlimited term and may be terminated by the subsidiary or Mr. Abiteboul upon three months prior notice. The agreement provides for compensation substantially similar to the arrangements described above for Cheniere’s other executive officers.

Keith M. Meyer Senior Vice President, Marketing	$262,500		22,523
Jonathan S. Gross Senior Vice President, Exploration	$262,500		22,523
Zurab S. Kobiashvili Senior Vice President and General Counsel	$262,500		22,523
David B. Gorte Senior Vice President and Chief Risk Officer	$262,500		21,622
Jean Abiteboul Executive Director, Cheniere LNG Services, S.A.R.L.	$291,126	[2]	24,275	[3]
Robert K. Teague Vice President – Pipeline Operations	$200,000		6,667	[4]

2 Represents the US dollar equivalent of 220,500 euros based on an exchange rate of 1.3203 as of December 31, 2006.

3 Vesting will occur for two-thirds of the restricted shares on the second anniversary of the Date of Grant and for one-third of the restricted shares on the third anniversary of the Date of Grant.

4 Mr. Teague’s 2006 Bonus Amount was payable 38% in cash and 62% in restricted shares of Cheniere’s common stock. The cash portion was $92,500.